     As filed with the Securities and Exchange Commission on March 30, 2001



                    Securities Act registration no. 002-27058
                    Investment Company Act file no. 811-1519
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM N-8A/A
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   ADOPTION OF AND AMENDMENT TO NOTIFICATION OF REGISTRATION FILED PURSUANT TO
                                SECTION 8(a) OF
                       THE INVESTMENT COMPANY ACT OF 1940
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     The undersigned Delaware business trust hereby notifies the Securities and
Exchange Commission that it hereby adopts the notification of registration of the State Farm Growth Fund, Inc. under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, as amended and in connection with such notification of registration submits the following information:

                       STATE FARM ASSOCIATES' FUNDS TRUST
                                  (Registrant)

                              One State Farm Plaza
                           Bloomington, Illinois 61710
                          Telephone number 309/766-2029
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         David Moore                               Alan Goldberg
         One State Farm Plaza                      Bell, Boyd & Lloyd LLC
         Bloomington, Illinois 61710               70 West Madison Street, #3300
                                                   Chicago, Illinois  60602


                              (Agents for service)
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                              Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A/A*:

                         Yes [X]                    No [ ]

* Registrant filed a Post-Effective Amendment adopting the Registration Statement on Form N-1A of State Farm Growth Fund, Inc. on January 30, 2001, to be effective on April 1, 2001.

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                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, as amended, the undersigned officer of State Farm Associates' Funds Trust has caused this adoption of and amendment to the Notification of Registration of State Farm Growth Fund, Inc. to be duly signed on its behalf in the city of Bloomington and the state of Illinois on this 30th day of March, 2001.

         [SEAL]
                                          STATE FARM ASSOCIATES' FUNDS TRUST

                                          By:  /s/ David M. Moore
                                               -----------------------------
                                               Assistant Secretary



Attest:  /s/ Stephen L. Horton
         ------------------------
         Assistant Secretary